Exhibit 99.1

Mirum Pharmaceuticals Reports Second Quarter 2023 Financial Results and Provides Business Update

- $37.5 million total revenue, including net product sales for LIVMARLI® (maralixibat) oral solution of $32.5 million, for second quarter 2023
- Acquiring CHENODAL® and CHOLBAM®, advancing Mirum’s leadership in pediatric hepatology with a multi-product franchise
- Four late-stage clinical trial data readouts expected later this year
- Conference call to provide business updates today, August 3 at 1:30 p.m. PT/4:30 p.m. ET

FOSTER CITY, Calif.--(BUSINESS WIRE)--August 3, 2023--Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM) today reported financial results for second quarter 2023 and provided a business update.

“Our goal is to continue to bring life-changing medicines to patients with rare disease. Use of LIVMARLI in Alagille Syndrome continues to grow with strong adoption worldwide and we are looking forward to multiple regulatory and pipeline catalysts in the second half of the year,” said Chris Peetz, president and chief executive officer at Mirum. “Our recently announced agreement to acquire the rights to CHENODAL and CHOLBAM along with sponsorship of the cholestatic genetic testing program is a strong synergistic fit with Mirum’s expertise in rare and underserved liver diseases and will expand our commercial presence for LIVMARLI. With these products, which we expect will add over $100 million in annual net sales to our growing top line following completion of the acquisition, we have enhanced both our ability to impact patients with debilitating rare liver diseases and our partnership with the pediatric hepatology community.”

Pending acquisition of CHENODAL and CHOLBAM to establish a leading rare pediatric hepatology franchise

  Entered into a definitive agreement with Travere Therapeutics to acquire all rights and assets related to two therapies approved in the U.S., CHENODAL and CHOLBAM.
  Mirum to pay $210 million upfront and up to $235 million in potential tiered annual net sales-based milestones.
  Entered into a definitive agreement for the sale of $210 million of common stock in a private placement to fund the up-front acquisition payment.
  Topline data from the Phase 3 RESTORE study, evaluating CHENODAL in patients with Cerebrotendinous Xanthomatosis (CTX), expected in Q4 2023.

LIVMARLI: Continued growth in Alagille syndrome (ALGS) worldwide net sales and progressive familial intrahepatic cholestasis (PFIC) label expansion opportunity in Q4 2023

  Second quarter 2023 global net sales grew 86% as compared to second quarter 2022, on track for 50% US net product sales growth in 2023 as compared to 2022.
  LIVMARLI is the first and only treatment approved for cholestatic pruritus due to Alagille Syndrome (ALGS) in patients three months and older in the U.S. and two months and older in Europe.
  International commercial expansion ongoing with continued strong demand and marketing authorizations in ALGS received in Canada and China (CANbridge).
  LIVMARLI PFIC Supplemental New Drug Application (sNDA) assigned Prescription Drug User Fee Act (PDUFA) date of December 13, 2023.

Pipeline: Multiple catalysts expected later this year

  Completed enrollment of Phase 2b EMBARK study of LIVMARLI for pediatric patients with biliary atresia, with topline data expected in the second half of 2023.
  Volixibat in primary sclerosing cholangitis (PSC) and in primary biliary cholangitis (PBC) on track for interim analyses in the second half of 2023.

Recent publications: Underscores the impact of ileal bile acid transporter inhibition (IBATi) across multiple cholestatic settings

  Published data in Hepatology highlighting that improvement in pruritus, serum bile acid levels and bilirubin were highly predictive of six-year event-free and transplant-free survival in patients with cholestatic pruritus in Alagille syndrome treated with LIVMARLI.
  Published data in Hepatology Communications from the CAMEO study providing proof-of-concept for the Phase 2B VISTAS study of volixibat in patients with PSC.

Corporate & financial: Strong financial foundation

  Total revenue for the quarter ended June 30, 2023 was $37.5 million, including $5.0 million of license revenue, compared to $17.5 million in total revenue for the quarter ended June 30, 2022.
  Total operating expenses were $61.8 million for the quarter ended June 30, 2023 in comparison to $48.9 million for the quarter ended June 30, 2022.
  As of June 30, 2023, Mirum had cash, cash equivalents, and short-term investments of $330 million.
  Closed upsized offering of $316.3 million aggregate principal amount of 4.00% convertible senior notes due 2029, including exercise of the initial purchasers’ option in full.
  Repurchased 9.75% royalty obligation, extinguishing all related payment obligations and removing restricted cash from balance sheet.
  $210 million private placement to finance the upfront payment for the acquisition of Chenodal and Cholbam secured from a syndicate of existing investors led by Frazier Life Sciences and other existing stockholders and new investors that include Avidity Partners, BVF Partners, Longitude, Sofinnova Investments, Inc. and an undisclosed leading healthcare investment fund.

Business Update Conference Call

Mirum will host a conference call today, August 3, 2023, at 1:30 p.m. PT/4:30 p.m. ET, to provide business updates. Join the call using the following details:

Conference Call Details:

U.S./Toll-Free: +1 833 470 1428
International: +1 404 975 4839
Passcode: 969043

You may also access the call via webcast by visiting the Events & Presentations section on Mirum’s website. A replay of this webcast will be available for 30 days.

About LIVMARLI® (maralixibat) oral solution

LIVMARLI® (maralixibat) oral solution is an orally administered, once-daily, ileal bile acid transporter (IBAT) inhibitor and the only medication approved by the U.S. Food and Drug Administration for the treatment of cholestatic pruritus in patients with Alagille syndrome (ALGS) three months of age and older. LIVMARLI is also approved by the European Commission for the treatment of cholestatic pruritus in patients with ALGS two months and older, and in Canada for cholestatic pruritus in patients with ALGS. For more information for U.S. residents, please visit LIVMARLI.com.

LIVMARLI is currently being evaluated in late-stage clinical studies in other rare cholestatic liver diseases including biliary atresia. LIVMARLI has received Breakthrough Therapy designation for ALGS and PFIC type 2 and orphan designation for ALGS, PFIC and biliary atresia. To learn more about ongoing clinical trials with LIVMARLI, please visit Mirum’s clinical trials section on the company’s website.

IMPORTANT SAFETY INFORMATION

LIVMARLI can cause side effects, including:

Changes in liver tests. Changes in certain liver tests are common in patients with Alagille syndrome and can worsen during treatment with LIVMARLI. These changes may be a sign of liver injury and can be serious. Your healthcare provider should do blood tests before starting and during treatment to check your liver function. Tell your healthcare provider right away if you get any signs or symptoms of liver problems, including nausea or vomiting, skin or the white part of the eye turns yellow, dark or brown urine, pain on the right side of the stomach (abdomen) or loss of appetite.

Stomach and intestinal (gastrointestinal) problems. LIVMARLI can cause stomach and intestinal problems, including diarrhea, stomach pain, and vomiting during treatment. Tell your healthcare provider right away if you have any of these symptoms more often or more severely than normal for you.

A condition called Fat Soluble Vitamin (FSV) Deficiency caused by low levels of certain vitamins (vitamin A, D, E, and K) stored in body fat. FSV deficiency is common in patients with Alagille syndrome but may worsen during treatment. Your healthcare provider should do blood tests before starting and during treatment.

Other common side effects reported during treatment were bone fractures and gastrointestinal bleeding.

US Prescribing Information
EU SmPC
Canadian Product Monograph

About Volixibat

Volixibat is an oral, minimally absorbed agent designed to selectively inhibit the apical sodium dependent bile acid transporter (ASBT). Volixibat may offer a novel approach in the treatment of adult cholestatic diseases by blocking the recycling of bile acids, through inhibition of ASBT, thereby reducing bile acids systemically and in the liver. Phase 1 and Phase 2 studies of volixibat demonstrated on-target fecal bile acid excretion, a pharmacodynamic marker of ASBT inhibition, in addition to decreases in LDL cholesterol and increases in 7αC4 which are markers of bile acid synthesis. Volixibat has been evaluated in more than 400 individuals across multiple clinical trials. The most common adverse events reported were mild to moderate gastrointestinal events observed in the volixibat groups.

Volixibat is currently being evaluated in Phase 2b studies for primary sclerosing cholangitis (VISTAS study), and primary biliary cholangitis (VANTAGE study).

About Mirum Pharmaceuticals, Inc.

Mirum Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to transforming the treatment of rare liver diseases. Mirum’s approved medication is LIVMARLI® (maralixibat) oral solution which is approved in the U.S. for the treatment of cholestatic pruritus in patients with Alagille syndrome three months of age and older. LIVMARLI is also the only approved IBAT inhibitor approved by the European Commission for the treatment of cholestatic pruritus in patients with ALGS two months and older, and by Health Canada for the treatment of cholestatic pruritus in ALGS. For more information for U.S. residents, please visit LIVMARLI.com.

Mirum has also submitted LIVMARLI for approval in the U.S. in cholestatic pruritus in PFIC patients three months of age and older and in Europe in PFIC for patients two months of age and older.

Mirum’s late-stage pipeline includes two investigational treatments for debilitating liver diseases affecting children and adults. LIVMARLI, an oral ileal bile acid transporter (IBAT) inhibitor, is currently being evaluated in clinical trials for pediatric liver diseases and includes the EMBARK Phase 2b clinical trial for patients with biliary atresia. In addition, Mirum has an expanded access program open across multiple countries for eligible patients with ALGS and PFIC.

Mirum’s second investigational treatment, volixibat, an oral IBAT inhibitor, is being evaluated in two potentially registrational studies including the VISTAS Phase 2b clinical trial for adults with primary sclerosing cholangitis and the VANTAGE Phase 2b clinical trial for adults with primary biliary cholangitis.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the timing, consummation, and anticipated benefits of the transactions covering the acquisition of Travere assets and the accompanying private placement, continued commercial success for LIVMARLI, including growth in year over year net product sales, LIVMARLI commercial growth in international markets, label expansion into PFIC, becoming a global leader in rare disease, the results, conduct and progress of Mirum’s ongoing and planned studies for its product candidates, including the receipt and timing of planned data readouts, and the regulatory approval path for its product candidates globally. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “forward,” “planned,” “poised,”, “positioned” “potential”, “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, adverse macroeconomic and geopolitical development, and the other risks described in Mirum’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Mirum Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations Data
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue:
Product sales, net	$32,497	$17,484	$61,595	$28,376
License revenue	5,000	-	7,500	2,000
Total revenue	37,497	17,484	69,095	30,376
Operating expenses:
Cost of sales	6,812	2,524	11,791	4,948
Research and development	22,009	25,432	45,557	49,520
Selling, general and administrative	32,949	20,969	63,168	40,085
Total operating expenses (1)	61,770	48,925	120,516	94,553
Loss from operations	(24,273)	(31,441)	(51,421)	(64,177)
Other income (expense):
Interest income	3,627	293	5,899	362
Interest expense	(3,726)	(3,875)	(7,968)	(7,649)
Change in fair value of derivative liability	-	232	-	232
Loss on extinguishment of RIPA	(49,076)	-	(49,076)	-
Other income (expense), net	(274)	1,299	(1,085)	1,145
Net loss before for income taxes	(73,722)	(33,492)	(103,651)	(70,087)
(Benefit) provision for income taxes	316	(6,570)	517	(6,559)
Net loss	$(74,038)	$(26,922)	$(104,168)	$(63,528)

Net loss per share, basic and diluted	$(1.94)	$(0.84)	$(2.75)	$(2.00)

Weighted-average shares of common stock outstanding, basic	38,107,334	32,164,174	37,892,513	31,732,596

Weighted-average shares of common stock outstanding, diluted	38,107,334	32,179,171	37,892,513	31,740,136

(1) Amounts include stock-based compensation expense as follows:

Research and development	$2,672	$2,416	$5,387	$5,001
Selling, general and administrative	5,685	4,225	11,531	8,201
Total stock-based compensation	$8,357	$6,641	$16,918	$13,202

Mirum Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2023	2022
	(Unaudited)

Cash, cash equivalents, restricted cash equivalents and investments	$329,954	$251,719
Working capital	325,315	125,496
Total assets	443,588	352,906
Accumulated deficit	(496,992)	(392,824)
Total stockholders' equity	78,610	142,037

Contacts

Investor Contacts:
Andrew McKibben
ir@mirumpharma.com

Sam Martin
Argot Partners
ir@mirumpharma.com

Media Contact:
Erin Murphy
media@mirumpharma.com